UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2023

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

As previously disclosed, Safe & Green Holdings Corp. (the “Company”) had notified William Rogers that his employment agreement (the “Employment Agreement”) with the Company would not be renewed for a full one-year term upon its expiration on September 26, 2023; however, the Company had offered Mr. Rogers a two-month extension of his agreement. The Company anticipated that, upon the expiration of his Employment Agreement, Mr. Rogers would continue to be employed by the Company as an employee-at-will.

On October 20, 2023, the Company and Mr. Rogers entered into a mutual settlement and release agreement (the “Release Agreement”) in order to resolve any and all claims and disputes between them, including but not limited to, claims arising under the Employment Agreement. Pursuant to the terms of the Release Agreement, (i) the Company agreed to pay Mr. Rogers a settlement payment equal to $75,000 for his lost vacation, life insurance and related costs through December 31, 2023; (ii) the parties agreed to extend Mr. Roger’s Employment Agreement through December 31, 2023, at which point the Employment Agreement will end as a mutual termination; (iii) the parties agreed that Mr. Rogers’ title under the Employment Agreement will change from COO to Project Development Advisor and he will report to David Villarreal for the remaining term of the Employment Agreement and all other terms of the Employment Agreement will remain unchanged, including Mr. Roger’s right to receive RSU’s and right to accrue additional vacation days; (iv) Safe and Green Development Corporation, a majority-owned subsidiary of the Company (“DevCo”), and Mr. Rogers will enter into a consulting agreement that will commence on January 1, 2024 (the “Consulting Agreement”); (v) the parties acknowledged that Mr. Rogers will be eligible for grants of equity awards under DevCo’s stock incentive plan; (vi) the non-compete provisions of the Employment Agreement were extended through December 31, 2023; (vii) the parties released each other from any and all claims and potential claims relating to or arising as a result of the Employment Agreement or any issues related thereto; and (viii) the parties agreed not to disparage each other.

Simultaneously with the execution of the Release Agreement, Mr. Rogers entered into the Consulting Agreement with DevCo. The term of the Consulting Agreement will commence on January 1, 2024, will continue for a period of one year and will then convert to a rollover annual contract or on a month-to-month basis, as mutually agreed to be the parties. Pursuant to the Consulting Agreement, Mr. Rogers will provide advisory and consulting services for the construction of DevCo’s operational facility projects. During the term of the Consulting Agreement, DevCo will pay Mr. Rogers a monthly consulting fee of $15,000. In addition, the parties agreed that Mr. Rogers shall invoice DevCo for time spent over 60 hours per month providing such consulting services, at a rate of $250 per hour. In addition, during the term of the Consulting Agreement, DevCo will (i) pay to Mr. Rogers the per month costs to cover his COBRA expenses, and (ii) reimburse Mr. Rogers for his reasonable and necessary out-of-pocket expenses incurred in performing the consulting services. The Consulting Agreement also provides that Mr. Rogers will be entitled to receive and that DevCo will issue, subject to board approval, grants of restricted stock unit awards.

The foregoing description of the Release Agreement and the transactions contemplated by the Release Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Release Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Mutual Settlement and Release Agreement dated as of October 20, 2023 between the Company and William Rogers

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: October 25, 2023	By:	/s/ Patricia Kaelin
		Name:	Patricia Kaelin
		Title:	Chief Financial Officer

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